UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report: December 14, 2005 (December 8, 2005)

(Date of earliest event reported)

The Nasdaq Stock Market, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Liberty Plaza, New York, New York	10006
(Address of principal executive offices)	(Zip Code)

(212) 401-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

See Item 2.01, which is incorporated by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Merger with Instinet. On December 8, 2005, The Nasdaq Stock Market, Inc. (“Nasdaq”) completed the acquisition of Instinet Group Incorporated (“Instinet”) under an Agreement and Plan of Merger, dated as April 22, 2005, by and among, Nasdaq, Instinet and a wholly-owned merger subsidiary of Nasdaq. Under the merger agreement, Nasdaq acquired all outstanding shares of Instinet for an aggregate purchase price of approximately $1.878 billion in cash. Nasdaq paid total cash consideration of approximately $934.5 million, which is subject to certain post-closing adjustments, and approximately another $207.5 million of the purchase price came from an affiliate of Silver Lake Partners II, L.P., a private equity firm, pursuant to the sale of Instinet’s Institutional Broker division (as described below). The balance of the $1.878 billion reflects, in part, Instinet’s available cash and, in part, a cash dividend (of approximately $109.0 million), which Instinet previously paid to its stockholders from the net after-tax proceeds of the sale of Instinet’s Lynch, Jones & Ryan, Inc. brokerage subsidiary. The merger agreement provided for a merger subsidiary of Nasdaq to merge with and into Instinet. As a result of the merger and the sale of Instinet’s Institutional Broker division, Nasdaq owns INET ECN.

Nasdaq funded the Instinet acquisition through the sale of Instinet’s Institutional Broker division, a credit facility, and the previous issuance of convertible notes and warrants to Silver Lake Partners and Hellman & Friedman Capital Partners IV, LP (another private equity firm, which has been an investor in Nasdaq since 2001), as described more fully below, and with cash on hand from Nasdaq and Instinet.

Sale of Instinet’s Institutional Broker Division. Following the merger closing, pursuant to the transaction agreement, dated as of April 22, 2005, by and among Nasdaq, Nasdaq’s merger subsidiary, and an acquisition subsidiary of Silver Lake Partners, Nasdaq sold Instinet’s Institutional Broker division to an affiliate of Silver Lake Partners for $207.5 million in cash. Although Silver Lake Partners is an affiliate of Nasdaq (as a result of Nasdaq’s issuance of the convertible notes and warrants to Silver Lake Partners), they negotiated the terms and conditions of the transaction agreement at arms-length.

In connection with Nasdaq’s sale of Instinet’s Institutional Broker division to Silver Lake Partners, on December 8, 2005, Nasdaq and its affiliates, and affiliates of Silver Lake Partners, entered into several transition agreements, including a transition services agreement, amendment to a clearing agreement, co-location agreement, license agreement and an assignment and support agreement. These agreements are in place to allow for continuity of operations, including the clearing of brokerage transactions and the license of intellectual property related to the brokerage business. In addition, on December 8, 2005, prior to closing, Nasdaq and a subsidiary of Nasdaq and Silver Lake Partners entered into a letter agreement amending several provisions of the transaction agreement, including the working capital adjustment and certain tax matters.

Funding of Acquisition. In order to fund a portion of Nasdaq’s consideration for the merger, on April 22, 2005, Nasdaq issued to an affiliate of Silver Lake Partners and Hellman & Friedman $205.0 million aggregate principal amount of 3.75% Series A Convertible Notes and Series A Warrants to purchase 2,209,052 shares of common stock under a securities purchase agreement, dated April 22, 2005. The Series A Notes will be convertible at a price of $14.50 per share into 14,137,931 shares of common stock, subject to certain specified adjustments and conditions. The Series A Warrants have an exercise price of $14.50 per share. Silver Lake Partners and its affiliates have voting and dispositive control over $145.0 million aggregate principal amount of the Series A Notes and Series A Warrants to purchase 1,562,500 shares of common stock. Hellman & Friedman and its affiliates have voting and dispositive control over $60.0 million aggregate principal amount of the Series A Notes and Series A Warrants to purchase 646,552 shares of common stock. Hellman & Friedman and its affiliates also have voting and dispositive control over $240.0 million aggregate principal amount of Nasdaq’s 3.75% Series B Convertible Notes due 2012 and Series B Warrants to purchase 2,753,448 shares of common stock. On

April 22, 2005, Nasdaq entered into an Indenture with Law Debenture Trust Company of New York, as trustee. The Indenture governs the terms of the Series A and Series B Notes. The terms and conditions of the Series A Notes and Series A Warrants were determined through arms-length negotiations among the parties.

In addition, on April 22, 2005, Nasdaq entered into an amended and restated securityholders agreement under which Silver Lake Partners and its affiliates are entitled to (1) have a representative nominated to Nasdaq’s Board of Directors, and (2) obtain additional information about Nasdaq, and consultation rights and information rights with respect to Nasdaq; provided that Silver Lake Partners and its affiliates maintain a certain specified level of ownership. Glenn Hutchins was appointed to Nasdaq’s Board of Directors as the representative of Silver Lake Partners. Also, holders of the Series A Notes and Series A Warrants will be entitled to the benefits of a registration rights agreement, dated April 22, 2005, nine months after the merger closing. Under the registration rights agreement, Nasdaq has, among other things, agreed to file registration statements to cover the resale of the Series A Notes and the shares of common stock issuable upon conversion of the Series A Notes and exercise of the Series A Warrants at the request of their holders and to permit their holders to include their common stock if Nasdaq files registration statements to register its common stock. No material relationships exist between Silver Lake Partners and its affiliates, on the one hand, and Nasdaq and its affiliates, on the other hand, other than with respect to the merger agreement, the transaction agreement, the securities purchase agreement, the indenture, the registration rights agreement, the amended securityholders agreement and the agreements related thereto to which Silver Lake Partners or their affiliates are a party.

Copies of the amendment to the transaction agreement, transition services agreement, license agreement, co-location agreement, assignment and support agreement and amendment to clearing agreement, are attached as Exhibits 2.1, 99.2, 99.3, 99.4, 99.5, and 99.6, respectively, and are incorporated by reference.

The merger agreement, the transaction agreement, the securities purchase agreement, the indenture, the registration rights agreement and the amended securityholders agreement were attached as exhibits to Nasdaq’s Current Report on Form 8-K filed on April 28, 2005 and are incorporated by reference to this Item 2.01.

The Credit Agreement. Simultaneously with the closing of the merger, Nasdaq entered into a credit agreement dated as of December 8, 2005, among the financial institutions that are or may from time to time become parties thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, Merrill Lynch, Pierce, Fenner & Smith Incorporated as syndication agent for the lenders, and J.P. Morgan Securities Inc. and Merrill, as Joint Bookrunners and Co-Lead Arrangers for the lenders. The credit agreement provides for credit of up to $825.0 million of senior secured financing. The $825.0 million available under the credit agreement includes (1) a five-year $75.0 million revolving credit facility, with a letter of credit subfacility and swingline loan subfacility, and (2) a six-year $750.0 million senior term loan facility. The interest rate on loans made under the credit agreement is expected to be either (1) a rate per annum equal to the greater of (a) the rate announced from time to time by JPMorgan as its “prime rate” and (b) the federal funds effective rate plus 1/2 of 1% or (2) at the “Adjusted LIBO Rate” used by JPMorgan, in each case, plus an applicable margin that varies depending upon Nasdaq’s leverage ratio. Nasdaq has also agreed to pay customary fees and expenses related to the credit facility and to provide customary indemnities. On December 8, 2005, Nasdaq drew the full $750.0 million under the senior term loan facility.

Nasdaq’s obligations under the credit facility are secured by a security interest in and liens upon substantially all of the assets of Nasdaq and its subsidiaries. All Nasdaq’s domestic subsidiaries are guarantors of Nasdaq’s obligations under the credit agreement (excluding the regulated broker-dealer subsidiaries and the insurance-related subsidiaries).

The credit agreement contains customary covenants, which, among other things, restrict Nasdaq’s ability to take on new debt, sell assets, issue stock, make loans, and declare dividends. The credit agreement also requires Nasdaq to maintain a minimum interest expense coverage ratio and a maximum leverage ratio. The credit agreement also contains customary events of default, as well as cross-defaults with the subordinated debt, which are described fully in the credit agreement.

A copy of the credit agreement is attached as Exhibit 99.1 and is incorporated by reference.

Indenture. On December 8, 2005, Nasdaq executed and delivered the First Supplemental Indenture, dated as of December 8, 2005, between Nasdaq and Law Debenture Trust Company of New York, as trustee, for the purpose of amending the definition of credit facility in the indenture to reflect Nasdaq’s new credit agreement, described above. A copy of the first supplemental indenture is attached as Exhibit 4.1 and is incorporated herein by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 2.01, which is incorporated by reference.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

The following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Exhibit Description
2.1	Amendment to the Transaction Agreement, dated as of December 8, 2005, by and among The Nasdaq Stock Market, Inc, and Iceland Acquisition Corp.

4.1	First Supplemental Indenture, dated as of December 8, 2005, by The Nasdaq Stock Market, Inc. to Law Debenture Trust Company of New York.

99.1	Credit Agreement, dated as of December 8, 2005, among The Nasdaq Stock Market, Inc. and the other parties thereto.

99.2	Transition Services Agreement, dated as of December 8, 2005, by and among The Nasdaq Stock Market, Inc., Instinet Holdings Incorporated f/k/a Iceland Acquisition Corp., and Norway Acquisition Corp. f/k/a Instinet Group.

99.3	License Agreement, dated as of December 8, 2005, by and between Instinet Holdings Incorporated f/k/a Iceland Acquisition Corp. and Norway Acquisition Corp. f/k/a Instinet Group Incorporated.

99.4	Co-Location Agreement, dated as of December 8, 2005, by and between The Nasdaq Stock Market, Inc., Instinet Holdings Incorporated, f/ka/ Iceland Acquisition Corp. and Norway Acquisition Corp/ f/k/a/ Instinet Group Incorporated.

99.5	Brace Assignment and Support Agreement, dated as of December 8, 2005, by and between The Nasdaq Stock Market, Inc., Instinet Clearing Services, Inc. and INET ATS, Inc.

99.6	Amendment No. 1 to Fully Disclosed Clearing Agreement, dated as of December 8, 2005, between Instinet Clearing Services, Inc. and INET ATS, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2005

THE NASDAQ STOCK MARKET, INC.

By:	/s/ Adena Friedman
Adena Friedman, Executive Vice President